EXHIBIT 4.1


               CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS
                                       OF
                   SERIES A CUMULATIVE VOTING PREFERRED STOCK
                           ($0.01 PAR VALUE PER SHARE)

                                       of

                            HOME STATE HOLDINGS, INC.



                        Pursuant to Section 151(g) of the
                         General Corporation Law of the
                                State of Delaware



                  We, Mark Vaughn, Acting President, and Eric A. Reehl, Assistant Secretary, of HOME STATE HOLDINGS, INC. (the "Corporation"), a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware,

                  DO HEREBY CERTIFY:

                  FIRST: The Amended and Restated Certificate of Incorporation (the "Certificate of Incorporation") of the Corporation authorizes the issuance of 100,000 shares of preferred stock, $0.01 par value per share ("Preferred Stock"), in one or more series, and further authorizes the Board of Directors to provide by resolution for the issuance of shares of Preferred Stock in one or more series not exceeding the aggregate number of shares of Preferred Stock authorized by the Certificate of Incorporation and to determine with respect to each such series, the voting powers, full or limited, if any, and the designations, preferences and relative, participating, optional or other rights, if any, and the qualifications, limitations or restrictions appertaining thereto.

                  SECOND: A resolution providing for and in connection with the issuance of the Preferred Stock was duly adopted by the Executive Committee of the Board of Directors pursuant to authority granted to it by the Board of Directors pursuant to authority expressly conferred on the Board of Directors by the provisions of the Certificate of Incorporation as aforesaid, which



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resolution provides as follows:

                  RESOLVED: that the Board of Directors, pursuant to authority expressly vested in it by ARTICLE FOUR of the Amended and Restated Certificate of Incorporation (the "Certificate of Incorporation") of Home State Holdings, Inc. (the "Corporation"), hereby authorizes the issuance of a series of cumulative voting preferred stock ("Cumulative Voting Preferred Stock") of the Corporation and hereby establishes the voting powers, designations, preferences and relative, participating, optional and other rights, and the qualifications, limitations and restrictions appertaining thereto in addition to those set forth in such Certificate of Incorporation (or otherwise provided by law) as follows (the following, referred to hereinafter as "this resolution" or "this Certificate of Designations", is to be filed as part of a Certificate of Designations under Section 151(g) of the General Corporation Law of the State of Delaware):

                  1. General.

                  (a) Designation and Number. The designation of Cumulative Preferred Stock created by this resolution shall be Series A Cumulative Voting Preferred Stock, $0.01 par value per share, of the Corporation (the "Series A Preferred Stock"), and the number of shares of Series A Preferred Stock which the Corporation shall be authorized to issue shall be 25,000 shares.

                  (b) Priority. The Series A Preferred Stock shall rank prior to the Common Stock (as hereinafter defined) and to all other capital stock of the Corporation now or hereafter authorized or issued (the Common Stock and any such other capital stock collectively may be referred to herein as the "Junior Stock"), in each case as to dividends and upon liquidation, dissolution or winding up.

                  (c) Voting. Each holder of Series A Preferred Stock shall be entitled to one (1) vote per share with respect to each matter submitted to a stockholder vote.

                  2. Certain Definitions.

                  (a) For purposes of this Certificate of Designations, the following terms shall have the meanings indicated below:

                           "Business Day" means any day other than a Saturday,
                  Sunday or a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close.

                           "Board of Directors" means the Board of Directors of
                  the Corporation.

                           "Call Redemption Price" has the meaning set forth in
                  Section 7(a) hereof.

                           "Commission" means the Securities and Exchange
                  Commission and any other similar or successor agency of the federal government administering the Securities Act or the Exchange Act.

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                           "Common Stock" means the Corporation's Common Stock,
                  as presently authorized by the Certificate of Incorporation and as such Common Stock may hereafter be changed or for which such Common Stock may be exchanged after giving effect to the terms of such change or exchange (by way of reorganization, recapitalization, merger, consolidation or otherwise).

                           "Default Director" has the meaning set forth in the
                  Stockholders' Agreement.

                           "Dividend Reference Date" has the meaning set forth
                  in Section 4(d) hereof.

                           "Exchange Act" means the Securities Exchange Act of
                  1934, as from time to time amended, and the rules, regulations and interpretations thereunder.

                           "Full Cumulative Dividends" means as of any date the
                  amount of accumulated, accrued and unpaid dividends payable on each share of Series A Preferred Stock as provided by Section 4 hereof, whether or not earned or declared and whether or not there shall be funds legally available for the payment thereof, and in all cases, the term "Full Cumulative Dividends" shall include all accumulated, accrued and unpaid dividends owing with respect to any period or Dividend Reference Date prior to the date on which the amount of Full Cumulative Dividends is determined.

                           "Fundamental Change" has the meaning set forth in
                  Section 9 hereof.

                           "Gulkin Transaction" has the meaning set forth in the
                  Purchase Agreement.

                           "Insurance Company" has the meaning set forth in the
                  Purchase Agreement.

                           "Investment" has the meaning set forth in the
                  Purchase Agreement.

                           "Junior Preferred Stock" means any Preferred Stock to
                  which the Series A Preferred Stock ranks prior, in each case, as to dividends, or upon liquidation, dissolution or winding up. All Preferred Stock of the Corporation other than the Series A Preferred Stock shall be Junior Preferred Stock.

                           "Junior Stock" has the meaning set forth in Section
                  1(b) hereof.

                           "Mandatory Redemption Date" has the meaning set forth
                  in Section 6(a) hereof.

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                           "Mandatory Redemption Price" has the meaning set
                  forth in Section 6(a) hereof.

                           "Material Adverse Effect" has the meaning set forth
                  in the Purchase Agreement.

                           "Non-Compliance Event" means any of the following:

                                    (a) the failure by the Corporation to redeem
                           shares of Series A Preferred Stock in accordance with the provisions of Section 6(a) or 6(b) hereof for any reason, and such failure in such redemption of such shares shall have continued for at least fifteen
                           (15) days; or

                                    (b) the failure by the Corporation to pay
                           Full Cumulative Dividends on each share of Series A Preferred Stock on any two (2) consecutive Dividend Reference Dates.

                           "Non-Payment Notice" has the meaning set forth in
                           Section 6(e) hereof.

                           "Optional Redemption Price" has the meaning set forth in Section 6(b) hereof.

                           "Other Transaction Document" has the meaning set forth in the Purchase Agreement.

                           "Person" or "person" means an individual,
                  corporation, partnership, firm, association, joint venture, trust, unincorporated organization, government, governmental body, agency, political subdivision or other entity.

                           "Preferred Director" has the meaning set forth in the
                  Stockholders' Agreement.

                           "Preferred Liquidation Value" has the meaning set
                  forth in Section 5(a) hereof.

                           "Premium Redemption Price" has the meaning set forth
                  in Section 6(a) hereof.

                           "Purchase Agreement" means the Securities Purchase
                  Agreement dated as of October 4, 1996 by and among the Corporation and the Purchasers named therein (as from time to time assigned, supplemented or amended or as the terms thereof may be waived).

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                           "Redemption Default" has the meaning set forth in
                  Section 6(e) hereof.

                           "Redemption Event" means any of the following:

                                    (a) any transaction or series of
                           transactions (including, without limitation, a tender offer, merger or consolidation) the result of which is that any Person or group (within the meaning of Sections 13(d)(3) or 14(d)(2) of the Exchange Act), together with any affiliates or associates of any thereof (within the meaning of Rule 12b-2 under the Exchange Act) (other than any holder of Series A Preferred Stock or Warrants or Herrick Partners, L.P. and Michael H. Monier) shall at any time beneficially own (within the meaning of Rule 13d-3 under the Exchange Act) a percentage of the total voting power of the Common Stock of the Corporation which is equal to or greater than twenty percent (20%); or

                                    (b) except in connection with the Gulkin
                           Transaction (provided that aggregate Investments and Restricted Payments in connection therewith do not exceed $2,100,000), the sale, lease, transfer, exchange, conveyance or other disposition (whether through voluntary liquidation, dissolution, winding-up or otherwise) of all or substantially all of the consolidated assets of the Corporation and its Subsidiaries in a single transaction or series of related transactions to any Person (other than the Corporation or a wholly owned Subsidiary of the Corporation), or the consolidation or merger of the Corporation or any Subsidiary with or into any other Person (other than with or into the Corporation or a wholly owned Subsidiary of the Corporation) or the sale, transfer or other disposition of any capital stock of any Subsidiary (other than to the Corporation or another wholly owned Subsidiary of the Corporation); or

                                    (c) the Corporation (i) commences a
                           voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its assets, or (ii) consents to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or (iii) makes a general assignment for the benefit of creditors, or
                           (iv) fails generally, or admits in writing its inability, to pay its debts as they become due, or
                           (v) takes any corporate action to authorize any of the foregoing; or

                                    (d) the commencement of an involuntary case

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                           or other proceeding against the Corporation seeking
                           liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its assets, and such involuntary case or other proceeding remains undismissed or unstayed for a period of sixty (60) days, or the entry of an order for relief against the Corporation under the federal bankruptcy laws or any other similar law now or hereafter in effect; or

                                    (e) the acquisition by the Corporation of
                           the Common Stock (or any corporate reorganization or recapitalization or other action) if the effect of such acquisition (or other action) would be either
                           (i) to reduce substantially or to eliminate the primary public market for the shares of the Common Stock or (ii) to remove the Corporation from registration with the Commission under the Exchange Act or (iii) to require the Corporation to make a filing under Section 13(e) of the Exchange Act or
                           (iv) to cause a delisting of the Common Stock from the Nasdaq National Market (unless such stock is delisted as a result of being listed on a national securities exchange) or (v) if any shares of the Corporation's common stock is at any time listed on a national exchange, causing a delisting of such stock from such exchange; or

                                    (f) at any time, a majority of the members
                           of the Board of Directors (other than members designated by the holders of Series A Preferred Stock) are persons other than persons each of whom was both (i) nominated as a director for his or her then current term by the Board of Directors and was recommended by the Board of Directors to the Corporation's shareholders for election as a member of the Board of Directors and (ii) a member of the Board of Directors for at least one (1) year prior to such term (except that a person chosen by the Board of Directors as a successor to a director who died in office, resigned from the Board of Directors because of a disability, or retired , shall be deemed to have satisfied this clause (ii)); or

                                    (g) the  prepayment or making of an
                           unscheduled repayment, in part or in full, of the Subordinated Notes; or

                                    (h) except as otherwise permitted in Section
                           6 of the Stockholders' Agreement, Herrick Partners, L.P., a Delaware limited partnership, ceases to beneficially own (within the meaning of Rule 13d-3

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                           under the Exchange Act) at least 477,467 shares, or
                           Michael H. Monier ceases to beneficially own (within the meaning of Rule 13d-3 under the Exchange Act) at least 465,970 shares, of the outstanding Common Stock of the Corporation for any reason; provided, that such number of shares shall be increased or decreased, as appropriate, for any stock dividends, subdivision of outstanding shares, combination of outstanding shares or reclassification of shares; or

                                    (i) the failure by the Corporation to pay
                           Full Cumulative Dividends on each share of Series A Preferred Stock on six (6) consecutive Dividend Reference Dates; or

                                    (j) the authorization, approval or
                           occurrence of any Fundamental Change; or

                                    (k) the failure to elect any Preferred
                           Director or Default Director pursuant to the Stockholders' Agreement, or the removal of any such director other than as provided in the Stockholders' Agreement; or

                                    (l) at any time the Corporation (i) fails to
                           preserve and keep (and cause each Subsidiary to preserve and keep) in full force and effect its existence and the rights and franchises material to the business of the Corporation and the Subsidiaries taken as a whole, or the Corporation or any Subsidiary individually, (ii) materially changes the nature or character of its business activities as a holding company for companies organized as insurance companies that primarily and predominantly engage in writing insurance or reinsuring risks underwritten by insurance companies ("Insurance Companies") and companies in the business of providing premium finance, reinsurance brokerage and insurance management services to Insurance Companies,
                           (iii) permits any Subsidiary which is an Insurance Company to change materially the nature of its business from that of an Insurance Company, or
                           (iv) permits any Subsidiary which is not an Insurance Company to engage in any business other than the business of providing premium finance, reinsurance brokerage and insurance management services to Insurance Companies; or

                                    (m) the failure by the Corporation to
                           perform (i) the covenants set forth in Section 8.15 or Section 9.1 of the Purchase Agreement or (ii) any covenant or agreement contained in the Purchase Agreement or any Other Transaction Document (except as may be waived if permitted thereunder), other than the covenants or agreements contained in the Reliance Reinsurance Agreement, the Swiss Re Reinsurance Binders or the Swiss Re Letter Agreement, or the breach by, or default of, the Corporation (or any of its affiliates) under the Purchase Agreement or any Other Transaction Document; provided that any such

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                           failure, breach or default described in clause
                           (ii) hereof would have a Material Adverse Effect; or

                                    (n) (i) at any time, the Corporation or any
                           Insurance Subsidiary (x) fails to perform, breaches or causes a default under, any of its covenants, agreements or obligations under the Reliance Reinsurance Agreement and such failure to perform, breach or default shall continue for a period of ten
                           (10) days following written notice thereof to the Corporation from Reliance or (y) challenges the validity or enforceability of the Reliance Reinsurance Agreement or (ii) at any time, the Reliance Reinsurance Agreement shall be judicially determined to be invalid or unenforceable; provided that only the parties to the Reliance Reinsurance Agreements (other than the Corporation or any Subsidiary thereof) may exercise a right of redemption under Section 6(b) hereof with respect to this clause (n); or

                                    (o) (i) at any time, the Corporation or any
                           Insurance Subsidiary (x) fails to perform, breaches or causes a default under, any of its covenants, agreements or obligations under the Swiss Re Reinsurance Binders or the Swiss Re Letter Agreement and such failure to perform, breach or default shall continue for a period of ten (10) days following written notice thereof to the Corporation from Swiss Re or (y) challenges the validity or enforceability of the Swiss Re Reinsurance Binders or the Swiss Re Letter Agreement or (ii) at any time, the Swiss Re Reinsurance Binders or the Swiss Re Letter Agreement shall be judicially determined to be invalid or unenforceable; provided that only the parties to the Swiss Re Reinsurance Binders or the Swiss Re Letter Agreements (other than the Corporation or any Subsidiary thereof) may exercise a right of redemption under Section 6(b) hereof with respect to this clause (o); or

                                    (p) the failure of the stockholders of the
                           Corporation to amend the Corporation's Certificate of Incorporation as contemplated in Section 8.15 of the Purchase Agreement or, after such amendment has been effected, any amendment of the Corporation's Certificate of Incorporation or By-Laws, or any action by the stockholders of the Corporation or the Board of Directors, that would have the effect of rendering those provisions of the amendment contemplated Section 8.15 of the Purchase Agreement intended to secure the rights, privileges and preferences of the holders of Series A Preferred stock inoperative or ineffective, or otherwise adversely affect such rights, privileges and preferences included in the amendment contemplated by
                           Section 8.15 of the Purchase Agreement; or


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                                    (q) the failure by the Corporation to make
                           any redemption of Series A Preferred Stock pursuant to Section 6(a) hereof.

                                    "Reliance Reinsurance Agreement" has the
                           meaning set forth in the Purchase Agreement.

                                     "Reliance" means Reliance Insurance
                           Company, a Pennsylvania corporation.

                                     "Restricted Payments" has the meaning set
                           forth in the Purchase Agreement.

                                    "Securities Act" means the Securities Act of
                           1933, as from time to time amended, and the rules, regulations and interpretations thereunder.

                                    "Stockholders' Agreement" means the
                           Stockholders' Agreement dated as of October 4, 1996 by and among the Corporation, Swiss Re, Reliance and the Edward D. Herrick and Michael H. Monier of the Corporation (as from time to time assigned, supplemented or amended or as the terms thereof may be waived).

                                    "Subordinated Notes" means the 11.50%
                           Subordinated Notes due October 3, 2004 issued by the Corporation pursuant to a Purchase Agreement dated October 3, 1994 among the Corporation and the Investors listed therein.

                                    "Subsidiary", with respect to any Person,
                           means any corporation, association or other entity controlled by such Person. For purposes of this definition "control", with respect to any Person, shall mean possession, directly or indirectly, of the power to direct or cause the direction of management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise.

                                    "Swiss Re" means Swiss Reinsurance America
                           Corporation, a New York corporation.

                                    "Swiss Re Reinsurance Binders" has the
                           meaning set forth in the Purchase Agreement.

                                    "Swiss Re Letter Agreement" has the meaning
                           set forth in the Purchase Agreement.

                                    "Warrants" means, the Corporation's Class A
                           Warrants to purchase the Common Stock of the Corporation represented by Class A Warrant Certificates (as from time to time assigned, supplemented or amended) issued pursuant to the Purchase Agreement.

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                  (b) The words "hereof", "herein" and "hereunder" and other words of similar import refer to this Certificate of Designations as a whole and not to any particular Section or other subdivision.

                  (c) References herein to the Certificate of Incorporation include such Certificate as amended by this Certificate of Designations.

                  3. Voting Rights.

                  (a) General. The Series A Preferred Stock shall vote together with the Common Stock on all actions to be voted on by the stockholders of the Corporation. Each share of Series A Preferred Stock shall entitle the holder thereof to one (1) vote per share on each such action.

                  (b) Meetings; Consents. The holders of Series A Preferred Stock shall be entitled to receive notice of all meetings of stockholders of the Corporation in the same manner and at the same times as the holders of the Common Stock. A special meeting of the stockholders of the Corporation may be called at any time by the holders of at least twenty-five percent (25%) of the Corporation's Series A Preferred Stock then outstanding and shall be called by the Chairman, the Chief Executive Officer, the President, any Vice President, the Secretary or any director at the request in writing of holders of at least twenty-five percent (25%) of the total number of shares of the Corporation's Series A Preferred Stock then outstanding. Any special meeting of the stockholders shall be held on such date, at such time and at such place within or without the State of New York as shall be designated in any such request. Whenever any action is proposed to be taken by stockholders without a meeting, the stockholders proposing to take such action shall provide prior written notice of such action, at least seven (7) days prior to the taking of such action, to the holders, if any, of the Series A Preferred Stock then outstanding.

                  4. Dividend Rights.

                  (a) General Dividend Obligations. The Corporation shall pay, when and as declared by the Board of Directors, to the holders of the Series A Preferred Stock, out of the assets of the Corporation legally available therefor, cash dividends at the times, in the amounts and with such priorities as are provided for in this Section 4.

                  (b) Accrual of Dividends. Dividends on each share of Series A Preferred Stock shall accrue cumulatively on a daily basis, at the rate and in the manner prescribed herein, from and including the date of issuance of such share of Series A Preferred Stock to and including the date on which the redemption of such share of Series A Preferred Stock shall have been effected or on which full payment with respect to such share shall have been made pursuant to any liquidation, dissolution or winding-up of the Corporation. The date on which the Corporation shall initially issue any share of Series A Preferred Stock shall be deemed to be its "date of issuance" regardless of the number of

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times transfer of such share of Series A Preferred Stock shall be made on the stock records maintained by or for the Corporation and regardless of the number of certificates which may be issued to evidence such share of Series A Preferred Stock (whether by reason of transfer of such share of Series A Preferred Stock or for any other reason).

                  (c) Dividend Rates. Dividends shall accrue cumulatively on each share of Series A Preferred Stock from and including the date of issuance at a rate per annum equal to $75 per share calculated on the basis of a 360 day year (i.e., $0.2084 per day) and be paid for the actual number of days elapsed in a year; provided, however, that from and after the occurrence of a Non-Compliance Event (for so long as a Non-Compliance Event shall be continuing), dividends shall accrue cumulatively on each share at a rate per annum equal to $85 per share calculated on the basis of a 360 day year
(i.e., $0.2361 per day) and be paid for the actual number of days elapsed in a year and; provided, however, that if at any time there shall be more than one Non-Compliance Event which shall have occurred, then for so long as at least two Non-Compliance Events shall be concurrently continuing, then dividends shall accrue cumulatively on each share at a rate per annum equal to $95 per share calculated on the basis of a 360 day year (i.e., $0.2639 per day) and be paid for the actual number of days elapsed in a year.

                  (d) Payment Dates. Full Cumulative Dividends on each share of Series A Preferred Stock shall be payable quarterly on the last day of each March, June, September and December or, if any such day is not a Business Day, the immediately succeeding Business Day (each, a "Dividend Reference Date"), commencing on December 31, 1996. The first Dividend Reference Date shall be December 31, 1996 (on which date dividends accrued from and including the date of issuance through and including such Dividend Reference Date shall be payable). An amount equal to the Full Cumulative Dividends also shall be payable, in satisfaction of such dividend obligation, upon liquidation as provided under Section 5 hereof, and upon redemption as provided under Section 6 hereof. The record date for the payment of dividends on the Series A Preferred Stock shall in no event be more than sixty (60) nor less then fifteen (15) days prior to a Dividend Reference Date.

                  (e) Amounts Payable. The amount of dividends payable on each share of Series A Preferred Stock on each Dividend Reference Date shall be the Full Cumulative Dividends which are unpaid through and including such Dividend Reference Date. Dividends which are not paid for any reason whatsoever on a Dividend Reference Date shall cumulate until paid and shall be payable on the next Dividend Reference Date on which payment can lawfully be made (or upon liquidation or redemption as provided herein). Holders of shares of Series A Preferred Stock called for redemption on a redemption date falling between the close of business on a dividend payment record date and the opening of business on the corresponding Dividend Reference Date shall, in lieu of receiving such dividend payment on the Dividend Reference Date fixed therefor, receive an amount equal to the Full Cumulative Dividends payable with respect to such shares on the date fixed for redemption. If for whatever reason all payments have not been made with respect to any share of Series A Preferred Stock as required by Section 5 on a distribution date or all payments have not been made with respect to any share of Series A Preferred Stock as required by Section 6 on a redemption date (other than because of a failure by the holder thereof to

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tender such shares for payment on such date), then, notwithstanding any other provision hereof, dividends shall continue to accumulate on such outstanding shares (at the applicable rate set forth in Section 4(c) hereof) until paid. Dividends paid on shares of Series A Preferred Stock in an amount less than the Full Cumulative Dividends payable on such shares shall be allocated pro rata among all such shares of Series A Preferred Stock then outstanding.

                  (f) Priority. So long as any shares of the Series A Preferred Stock are outstanding, in the event (A) Full Cumulative Dividends shall not have been paid in full, (B) any amount due with respect to the Series A Preferred Stock shall not have been paid, (C) any holder of Series A Preferred Stock shall have exercised such holder's rights under Section 6(b) and the date of redemption established pursuant to Section 6(c) shall not yet have occurred, or
(D) the Corporation shall have called for redemption of any Series A Preferred Stock pursuant to Section 6(a) or Section 7, as the case may be, and the date of redemption established pursuant to Section 6(a) or Section 7(c), as the case may be, shall not yet have occurred, then (i) no dividends shall be declared or paid or set apart for payment and no other distribution shall be declared or made or set apart for payment, in each case upon the Common Stock or upon any other Junior Stock of the Corporation and (ii) no capital stock of the Corporation (other than the Series A Preferred Stock or Common Stock or rights therein issued pursuant to Section 6.3(d)(iii) of the Home State Holdings, Inc. 1993 Stock Option Plan as in effect on the date hereof shall be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund or otherwise for the purchase or redemption of any shares of any such stock) by the Corporation or any Subsidiary.

                  5. Liquidation Rights.

                  (a) Priority. In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, before any payment or distribution of the assets of the Corporation (whether from capital or surplus) shall be made to or set apart for the holders of any Common Stock or any other Junior Stock, and before any purchase, redemption or other acquisition for any consideration by the Corporation shall be made in respect of any Common Stock or any other Junior Stock, each holder of shares of Series A Preferred Stock shall be entitled to receive from the assets of the Corporation, whether represented by capital, surplus, reserves or earnings, an amount per share (payable in cash) equal to the sum of (i) $1,000 plus (ii) the Full Cumulative Dividends payable with respect to each such share through and including the date of such liquidation, dissolution or winding-up of the Corporation or the date on which such share of Series A Preferred Stock is fully redeemed pursuant to
Section 6 below (the sum of (i) and (ii) being the "Preferred Liquidation Value"). If the assets distributable upon such liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary, shall be insufficient to permit payment to the holders of the shares of Series A Preferred Stock of the full preferential amounts as set forth in this Section 5(a), then such assets shall be distributed ratably among the shares of Series A Preferred Stock.

                  (b) Junior Stock. After payment shall have been made in full

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

to the holders of Series A Preferred Stock as provided in this Section 5 upon any liquidation, dissolution or winding up of the Corporation, the holders of the Common Stock and any other Junior Stock of the Corporation shall, subject to the respective terms and provisions (if any) applying thereto, be entitled to receive any and all assets remaining to be paid or distributed upon such liquidation, dissolution or winding up.

                  (c) Notice of Liquidation. Written notice of any liquidation, dissolution or winding-up of the Corporation, stating the payment date or dates when and the place or places where the amounts distributable in such circumstances shall be payable, shall be given (not less than thirty (30) days prior to any payment date stated therein) to the holders of record of the Series A Preferred Stock at their respective addresses as the same shall appear on the stock register of the Corporation.

                  6. Redemption.

                  (a) Mandatory Redemption. The Corporation shall redeem on each of September 30, 2006, September 30, 2007, September 30, 2008, September 30, 2009 and September 30, 2010 (each, a "Mandatory Redemption Date"), the number of shares of Series A Preferred Stock that is equal to twenty percent (20%) of the total shares of Series A Preferred Stock outstanding on September 30, 2006 (or any such lesser number of shares which on any such Mandatory Redemption Date shall constitute all of the remaining outstanding shares of Series A Preferred Stock), in each case at a price per share in cash (the "Mandatory Redemption Price") equal to the Preferred Liquidation Value per share on the applicable Mandatory Redemption Date; provided, however, that if the Corporation fails to fully redeem shares of Series A Preferred Stock pursuant to this Section 6(a) on any two (2) Mandatory Redemption Dates, or if a Redemption Event of the type referred to in clause (i) of the definition thereof has occurred, the Corporation shall thereafter be required to redeem any remaining outstanding shares of Series A Preferred Stock at a price per share in cash equal to the sum of (i) $1,025 plus (ii) the Full Cumulative Dividends payable with respect to each such share through and including the date of redemption of such share (the "Premium Redemption Price").

                  (b) Optional Redemption.

                  (i) Upon the occurrence of any Redemption Event, each holder of a share of Series A Preferred Stock shall have the right, at such holder's option, to require the Corporation to redeem such holder's shares of Series A Preferred Stock in whole or in part at a price per share in cash (the "Optional Redemption Price") equal to the Preferred Liquidation Value per share of Series A Preferred Stock through and including the date of such redemption; provided, however, that (A) if such Redemption Event occurred on or prior to September 30, 1997, the Optional Redemption Price shall be increased by $37.50 per share of Series A Preferred Stock, (B) if such Redemption Event occurred during the period after September 30, 1997 to and including September 30, 1998, the Optional Redemption Price shall be increased by $18.75 per share of Series A Preferred Stock, and (C) if such Redemption Event occurred during the period after September 30, 1998 to and including September 30, 2010, the Optional Redemption Price shall be increased by $9.3525 per share of Series A Preferred Stock; provided further that, if a Redemption Event of the type referred to in clause (i) of the definition thereof has occurred, the Optional Redemption Price shall be an amount equal to the Premium Redemption Price.

                  (ii) Such holder's option to require redemption under this
Section 6(b) may be exercised by written notice to the Corporation pursuant to
Section 6(d) hereof given at any time on or after the occurrence of any Redemption Event, but in no event after the later of (i) the ninetieth (90th) day after such holder receives written notice from the Corporation of such Redemption Event or (ii) the ninetieth (90th) day after the holder becomes aware of the occurrence of such Redemption Event. Promptly (and in any event within ten (10) days) after the occurrence of any Redemption Event, the Corporation shall give written notice to each holder of a share of Series A Preferred Stock notifying each such holder of the occurrence of such Redemption Event and informing each such holder of its right to exercise its option to require a redemption under this Section 6(b).

                  (c) Payment of Redemption Price. Each payment to be made under
Section 6(a) or Section 6(b) hereof shall be made in accordance with Section 10 hereof to the holder of each share of Series A Preferred Stock being redeemed upon surrender by such holder to the Corporation or its agent of the certificate representing such share of Series A Preferred Stock, duly endorsed in blank or accompanied by an appropriate form of assignment.

                  (d) Notice of Redemption.

                  (i) Notice of the redemption of shares of Series A Preferred Stock pursuant to Section 6(a) hereof, specifying the time and place of redemption and the price at which such shares are to be redeemed, shall be mailed by certified or registered mail, return receipt requested, to each holder of record of shares to be redeemed, at the address for such holder shown on the stock records of the Corporation not less than ten (10) Business Days prior to the date on which such redemption is to be made; provided, that neither failure to give such notice nor any defect therein shall affect the validity of the proceeding for the redemption of any shares of Series A Preferred Stock to be redeemed. Such notice shall also specify the number of shares of Series A Preferred Stock of each holder thereof and the certificate numbers thereof which are to be redeemed. In case less than all the shares of Series A Preferred Stock represented by any certificate are redeemed, a new certificate representing the unredeemed shares of Series A Preferred Stock shall be issued to the holder thereof without cost to such holder.

                  (ii) In order to exercise its right to require a redemption under Section 6(b) hereof, a holder of any shares of Series A Preferred Stock requesting such redemption shall send to the Corporation a written notice demanding redemption under Section 6(b) hereof and specifying the date of such redemption (which shall not be less than five (5) days after receipt of such notice by the Corporation); provided that neither failure to give such notice nor any defect therein shall affect the validity of the proceeding for the redemption of any shares of Series A Preferred Stock to be redeemed.

                  (e) Failure to Redeem. In the event that on any date for redemption pursuant to Section 6(a) or Section 6(b) hereof, the Corporation, for whatever reason, is unable to, or does not, pay in full the applicable redemption price or other amounts due to any holder or holders of shares of Series A Preferred Stock (the "Redemption Default"), the Corporation shall promptly notify all holders of shares of Series A Preferred Stock of the Redemption Default (the "Non-Payment Notice"). In the event of any Redemption Default, and without releasing the Corporation from its obligations under
Section 6(a) or Section 6(b) hereof, the amount, if any, paid by the Corporation shall be allocated as follows: (i) with respect to any amounts payable under
Section 6(a) hereof, to all holders of shares of Series A Preferred Stock in proportion, as nearly as practicable, to the respective number of shares of Series A Preferred Stock then held by each holder, and (ii) with respect to any amounts payable under Section 6(b) hereof, to all holders of shares of Series A Preferred Stock who have sent written notices to the Corporation of their intent to exercise redemption rights under Section 6(b) hereof within thirty (30) days following the delivery of the Non-Payment Notice by the Corporation, which allocation shall be in proportion, as nearly as practicable, to the respective number of shares of Series A Preferred Stock then held by each such holder; provided that any holders of Series A Preferred Stock which, not more than thirty (30) days prior to the delivery of the Non-Payment Notice, have delivered notice to the Corporation of their intent to exercise redemption rights under
Section 6(b) hereof, shall be included in the allocation described in clause
(ii) hereof.

                  (f) Status of Redeemed Shares. Shares of the Series A Preferred Stock which have been redeemed pursuant to Section 6(a) or 6(b) hereof shall, after such redemption be retired, canceled and shall not thereafter be reissued as Series A Preferred Stock. All such shares shall have the status of authorized but unissued shares of Preferred Stock of the Corporation, without designation as to series, until such shares are once more designated as part of a particular series by or on behalf of the Board of Directors.

                  7. Call Redemption of Series A Preferred Stock.

                  (a) Call Redemption. So long as no Redemption Event or Non-Compliance Event shall have occurred and be continuing, the Corporation may, at its option, at any time on or after September 30, 2000, on one or more occasions, provided that the Corporation may legally do so at such time, elect to redeem for a cash amount per share equal to the Preferred Liquidation Value through and including the date of such redemption (the "Call Redemption Price")
(i) all of the then outstanding shares of Series A Preferred Stock or (ii) a portion of the then outstanding shares of Series A Preferred Stock (but in no event, a portion representing less than twenty-five percent (25%) of the total number of Series A Preferred Shares then issued and outstanding). Such option under this Section 7(a) shall be exercised by written notice under Section 7(b) hereof to each holder of a share of Series A Preferred Stock.

                  (b) Notice of Call Redemption. In order to exercise its right to require redemption under Section 7(a) hereof, the Corporation shall send to each holder of a share of Series A Preferred Stock a written notice demanding redemption under Section 7(a) hereof, which notice shall (i) specify the date of such redemption (which shall not be less than five (5) Business Days after receipt of such notice by each such holder), (ii) specify the total number of shares of Series A Preferred Stock to be redeemed (and the number of each such holder's shares to be redeemed if less than all of the shares are to be redeemed) and (iii) specify the Call Redemption Price and the place of payment; provided, that neither failure to give such notice nor any defect therein shall affect the validity of the proceeding for the redemption of any shares of Series A Preferred Stock to be redeemed. In case less than all the shares of Series A Preferred Stock represented by any certificate are redeemed, a new certificate representing the unredeemed shares of Series A Preferred Stock shall be issued to the holder thereof without cost to such holder.

                  (c) No Selective Redemption. In any such redemption by the Corporation, if all shares of Series A Preferred Stock are not being redeemed, then the number of shares of Series A Preferred Stock to be redeemed shall be allocated among all shares of Series A Preferred Stock, such that the shares of Series A Preferred Stock are redeemed from the holders in proportion to the respective number of shares of Series A Preferred Stock held by each such holder (or in such other proportion as agreed by all such holders). Nothing in this
Section 7(c) shall effect the obligation of the Corporation to redeem shares of Series A Preferred Stock in accordance with the terms of (and this Section 7 shall not apply to) Sections 6(a) through 6(d) hereof.

                  (d) Status of Redeemed Shares. Shares of the Series A Preferred Stock which have been redeemed pursuant to Section 7(a) hereof shall, after such redemption be retired, canceled and shall not thereafter be reissued as Series A Preferred Stock. All such shares shall have the status of authorized but unissued shares of Preferred Stock of the Corporation, without designation as to series, until such shares are once more designated as part of a particular series by or on behalf of the Board of Directors.

                  8. Exercise of Warrants.

                  (a) Application of Liquidation Value to Exercise Price. Notwithstanding any other provision of this Certificate of Designations and to the extent legally permitted, any holder of Series A Preferred Stock also holding Warrants shall have the option, but not the obligation, upon any exercise of Warrants, to surrender to the Corporation for cancellation in payment of the exercise price therefor, in accordance with the terms and provisions of the Warrants, shares of Series A Preferred Stock held by such holder. Each share of Series A Preferred Stock so surrendered for cancellation shall be deemed to be the payment of $1,000 of the aggregate exercise price for the Warrants being exercised; provided, however, if at the time of such surrender, the respective shares are subject to either (or both) of the Premium Redemption Price or the Optional Redemption Price, each share so surrendered for cancellation shall be deemed to be the payment of such Premium Redemption Price or Optional Redemption Price, as the case may be (or, the greater of the Premium

Redemption Price and the Optional Redemption Price if both are applicable), and in each such case such amounts shall be applied towards payment of the aggregate exercise price for the Warrants being exercised. The surrender of shares pursuant to this Section 8(a) shall in no way extinguish or limit the obligation of the Corporation to pay (or effect the right of any holder of Series A Preferred Stock to receive) Full Cumulative Dividends through and including the date of such surrender.

                  (b) Application of Unpaid Dividends to Exercise Price. Notwithstanding any other provision in this Certificate of Designations and to the extent legally permitted, any holder of Series A Preferred Stock who also holds Warrants shall have the option, but not the obligation, upon any exercise of Warrants to apply to all or a portion of the exercise price therefor, in accordance with the terms and provisions of the Warrants, all or any part of the accrued and unpaid dividends on the shares of Series A Preferred Stock held by such holder. Any such application to the exercise price of Warrants shall reduce the amount of accrued and unpaid dividends with respect to such shares of Series A Preferred Stock by the aggregate amount applied to such exercise price.

                  (c) Status of Surrendered Shares. Shares of the Series A Preferred Stock which have been surrendered pursuant to Section 8(a) hereof shall, after such surrender be retired, canceled and shall not thereafter be reissued as Series A Preferred Stock. All such shares shall have the status of authorized but unissued shares of Preferred Stock of the Corporation, without designation as to series, until such shares are once more designated as part of a particular series by or on behalf of the Board of Directors.

                  9. Prohibited Actions. So long as any shares of any Series A Preferred Stock remain outstanding, the Corporation shall not:

                  (a) create, authorize, issue or sell (i) any class or series of capital stock ranking prior to or on parity with the Series A Preferred Stock as to dividends or upon liquidation, dissolution or winding up or (ii) any rights, options or other securities convertible, exercisable or exchangeable for or into, or having rights to purchase, any shares of capital stock described in clause (i) hereof; or

                  (b) amend the Certificate of Incorporation or By-laws of the Corporation, or in any other manner alter or change the powers, rights, privileges or preferences of the Series A Preferred Stock, if such amendment or action would alter, change or affect adversely the powers, rights, privileges or preferences of the holders of the Series A Preferred Stock; or

                  (c) increase the number of shares of Series A Preferred Stock authorized for issuance; or

                  (d) change the size of the Board of Directors, except as permitted under the Stockholders' Agreement; or

                  (e) at any time after the date hereof, issue any shares of Series A Preferred Stock, except (i) issuances specifically permitted by Section 11 of the Purchase Agreement, or (ii) issuances of share certificates upon transfers or exchanges of shares by holders (other than the Corporation) or in replacement of lost, stolen, damaged or mutilated share certificates;

(each of the actions set forth in the preceding clauses (a)-(e) of this Section 9, a "Fundamental Change").

                  10. Method of Payment. Any payments to be made by the Corporation with respect to the Series A Preferred Stock shall be made, at the option of each respective holder, by certified or official bank check or by wire transfer of immediately available funds in money of the United States that at the time of payment is legal tender for payment of public and private debts.
                  11. Notices. Except as otherwise expressly provided herein, all notices, requests, demands, consents and other communications hereunder shall be in writing and shall be delivered personally, sent by reputable express courier services (charges prepaid) or sent by registered or certified mail, return receipt requested, postage prepaid and shall be deemed to have been given when so delivered, sent or deposited in the U.S. Mail (i) to the holder of a share of Series A Preferred Stock, at the holder's address as it appears in the records of the Corporation or at such other address as any such holder may otherwise indicate in a written notice delivered to the Corporation or (ii) to the Corporation, at Three South Revmont Drive, Shrewsbury, New Jersey 07702 or at such other address as the Corporation may otherwise indicate in a written notice delivered to each holder of shares of Series A Preferred Stock. All such notices, requests, demands, consents and other communications shall be deemed to have been received two (2) days after so delivered, sent or deposited.

Whenever any notice is required to be given hereunder, such notice shall be deemed given and such requirement satisfied only when such notice is delivered or, if sent by telex or telecopier, when received, unless otherwise expressly specified or permitted by the terms hereof.


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                                       18

                  IN WITNESS WHEREOF, HOME STATE HOLDINGS, INC. has caused this Certificate of Designations to be signed by its duly authorized Acting President and its Assistant Secretary this 4th day of October, 1996.

                                          HOME STATE HOLDINGS, INC.


                                          By /s/ Mark Vaughn
                                            ------------------------------
                                            Mark Vaughn
                                            Acting President



Attest /s/ Eric A. Reehl
      ----------------------------
           Eric A. Reehl
           Assistant Secretary




               [Signature Page to the Certificate of Designations]